October 30, 2015

Stack-It Storage I, LLC
11011 Richmond Avenue, Ste. 525
Houston, Texas 77042
Attention: D. Hughes Watler, Jr.

Re: Loan (the "Loan"), in the amount of $1,600,000.00 (the "Loan Amount") from Texas Exchange Bank ("Bank") to STACK-IT STORAGE I, LLC ("Borrower"), a Texas limited liability company, to be secured, in part, by certain real property to be acquired by Borrower and described in Exhibit "A" attached (the "Property")

Dear Mr. Watler:

Stack-It Storage I, LLC, as Borrower, has agreed to borrow from Bank, and Bank has agreed to loan to Borrower, on a non-revolving basis in Advances from time to time, a principal sum equal to the lesser of (a) the Loan Amount, or (b) the Approved Budget, and subject to the terms and conditions hereafter stated in this loan agreement (the "Loan Agreement"). An amount repaid may not be reborrowed.

1. **Documents and Certain Definitions**. It is understood and agreed that Borrower will execute all of the following described documents representing, securing, evidencing or relating to the Loan and Borrower agrees to do all things reasonably necessary to ensure that all of said documents remain outstanding and enforceable in accordance with their terms during the full term of the Loan. The documents all are, or shall be, of even date herewith and include (a) a Promissory Note ("Note") executed by Borrower and payable to the order of Bank in the Loan Amount; (b) a Deed of Trust (the "Deed of Trust") executed by Borrower, securing the Note and creating liens on Borrower's title in and to the Property; (c) Certificates and Resolutions from Borrower; (d) Guaranty Agreement executed by Stack-It Storage, Inc. ("Guarantor"); (e) Notice of Final Agreement; and (f) such other documents as may be reasonably required by Bank to secure and/or evidence the Loan (all such documents, this Loan Agreement, and all other documents which may evidence, guarantee, or secure the Loan being hereinafter referred to collectively as the "Loan Documents"). The purpose of the Loan is to finance Borrower's acquisition of the Property and to finance (in part) expansion improvements to the Property ("Approved Purposes"). For purposes of this Loan Agreement, the following terms have the following meanings:

"Advance" means a disbursement by Bank of any of the proceeds of the Loan

"Accounting Method" means those accounting principles that (i) are used in accordance with practices permitted from time to time for federal income tax purposes, which may include GAAP, (ii) fairly present financial information concerning Borrower, and (iii) are consistently applied for all periods with regard to financial statements submitted by Borrower to Bank pursuant to this Loan Agreement.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more any class of voting stock of such Person, or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower.

"Loan Agreement" has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

"Anti-Terrorism Laws" means any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, orders, and ordinances of any governmental authority relating to terrorism or money laundering, including, without limiting the generality of the foregoing, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56); the Trading with the Enemy Act (50 U.S.C.A. App. 1 *et seq.*); the International Emergency Economic Powers Act (50 U.S.C.A. § 1701 -06); Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism") and the United States Treasury Department's Office of Foreign Assets Control list of "Specifically Designated National and Blocked Persons" (as published from time to time in various mediums, including, without limitation, at http:www.treas.gov/ofac/t1 1sdn.pdf).

"Approved Budget" means a budget and cost itemization prepared by Borrower, and approved in writing by Bank, specifying the cost by item of (a) acquisition of the Property; (b) all labor, materials, and services necessary for the construction of the Improvements in accordance with the Plans, and all Governmental Requirements; and (c) all other expenses anticipated by Borrower incident to the Loan, the Property, and the construction of the Improvements. The Approved Budget is attached hereto as Exhibit "B".

"Authorized Representative" means the President, Chief Executive Officer, Chief Financial Officer, General Partner, Manager, Member, and any other officer or other representative legally authorized by the designated Person and approved hereafter in writing by Bank.

"Borrower" means the Person identified as such in the introductory paragraph herein, and its successors and assigns to the extent permitted by the Loan Documents.

"Business Day" means any day other than a Saturday, Sunday, or any other day on which a commercial bank located in Texas is authorized to be closed.

"Collateral" means all real and personal property (including the Property and Personalty) which secures, either directly or indirectly, the Indebtedness.

"Debtor Relief Laws" means the Bankruptcy Code of the United States and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

"Governmental Authority" means the United States, the state, the county, the city or any other political subdivision in which the Property is located, and any court or political subdivision, agency, or instrumentality having jurisdiction over Borrower, Guarantor or the Property.

"Improvements" means an expansion building containing approximately 20,000 square feet of climate controlled storage units on the south end of the Property.

"Indebtedness" means the obligations under the Note an all present and future indebtedness, obligations, and liabilities, including all direct and contingent obligations arising under letters of credit, guaranties and similar instruments, overdrafts, and all other financial accommodations which could be considered a liability under the Accounting Method, plus all obligations incurred by Borrower under any agreement between Borrower and Bank or any affiliate of Bank. "Indebtedness", however, does not include any extensions of credit covered by the federal Truth in Lending Act.

"Material Adverse Event" means any act, event, condition, or circumstance which is likely to materially and adversely affect (a) the business condition (financial or otherwise), operations, capitalization, liquidity, or any properties of Borrower or Guarantor, taken as a whole, (b) the value of the Property so that the principal amount of the Note is over 65% of the value of the Property, (c) the ability of Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party or by which it is bound, or (d) the enforceability of any Loan Document.

"Obligated Party" means any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Indebtedness.

"OFAC" means the Office of Foreign Assets Control.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

"Person" means any individual, firm, corporation, association, partnership, joint venture, trust, other entity, or a tribunal.

"Plans" means the final working drawings and specifications for the construction of the Improvements (including soil reports and engineering calculations) prepared by Borrower's architect and as modified or supplemented from time to time and, to the extent necessary, by each Governmental Authority.

"Prohibited Person" means any person or entity that (a) is specifically named or listed in or otherwise subject to, any Anti-Terrorism Laws, (b) is owned or controlled by, or acting for or on behalf of any person or entity specifically named or listed in, or otherwise subject to any Anti-Terrorism Laws, (c) beneficiary is prohibited from dealing with, or engaging in any transaction with, pursuant to any Anti-Terrorism Laws, or (d) is affiliated with any person or entity described in clauses (a) through (c) above.

All definitions contained in this Loan Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof" "herein," and "hereunder" and words of similar import referring to this Loan Agreement refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

2. **A. Conditions of All Advance(s)**. Notwithstanding anything stated herein to the contrary, in no event shall Bank be obligated to advance to Borrower any amounts in excess of the Loan Amount. The obligation of Bank to make an Advance hereunder shall be subject to the prior or simultaneous occurrence or satisfaction of each (unless expressly waived by Bank) of the following conditions:

(a) Bank shall have received from Borrower (and Guarantor where applicable) all of the Loan Documents duly executed by Borrower; and the Loan Documents shall remain outstanding and enforceable in accordance with their terms, all as required hereunder;

(b) There shall currently exist no Event of Default (as defined in Paragraph 6 below) or any Event of Default under any of the other Loan Documents;

(c) The representations and warranties set forth in Paragraph 3 hereof shall be true and correct in all material respects as of the date of this Loan Agreement.

Notwithstanding any provision to the contrary in this Loan Agreement or any other Loan Document, multiple Advances under the Note are only permitted if the Note so indicates;

(d) Bank shall have received evidence reasonably satisfactory to it of the authority of Borrower to execute and deliver the Loan Documents and to consummate the transactions contemplated hereby and of the authority of the person or entity acting on behalf of Borrower with respect to the execution and delivery of the Loan Documents to so act;

(e) Prior to any Advance Bank shall have received a Commitment for Loan Policy of Title Insurance (whether one or more), applicable to the Property, in an aggregate amount not less than the Loan Amount and subject only to such title exceptions as are approved by Bank in its reasonable discretion;

(f) Bank shall have received and approved any entitlements, utility access, access or reciprocal easement agreements or any other agreements related to the Property;

(g) Bank shall have received and approved an appraisal of the Property furnished at Borrower's expense;

(h) If requested by Bank, Bank shall have received and approved an independent environmental site assessment, applicable to all or portions of the Property, by an engineer approved by Bank furnished at Borrower's expense, as well as any other reports or physical inspections of the Property reasonably requested by Bank;

(i) Bank shall have received and approved s survey of the Property prepared by a licensed surveyor acceptable to Bank and certified to Bank, in form and detail that would allow for the survey endorsement to the Loan Policy of Title Insurance;

(j) Bank shall have received all fees normally charged by Bank in similar transactions including an origination fee in the amount of $16,000.00;

(k) Bank shall have received evidence as to whether any portion of the Property is in a flood-prone area, all satisfactory in form and substance to Bank;

(l) The Advance(s) shall be for Approved Purposes;

(m) Borrower agrees that if a scheduled payment under the Note is not made in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from the general commercial deposit account of Borrower with Bank; and

(n) Bank shall have received from Borrower such other instruments, evidences and certificates as Bank reasonably may require.

B. Conditions of First Advance. The first Advance ("First Advance") shall be in the amount of $800,000, and shall be made by Bank only if Borrower has made an equity contribution toward the purchase price for the acquisition of the Property by depositing an amount equal to $800,000 with the Title Company that

will close this transaction and issue the Loan Policy of Title Insurance applicable to the Property.

C. **Conditions of Subsequent Advance(s).** After the First Advance, Bank shall make subsequent Advances ("Subsequent Advances") in amounts of $160,000 on each Calendar Quarter End Date (hereafter defined), provided all of the following conditions precedent are met: (a) construction of the expansion Improvements to the Property has commenced prior to nine (9) months after the date of the First Advance; (b) Borrower can demonstrate to the reasonable satisfaction of Bank that it has equity to fund 100% of the costs and expenses for the expansion Improvements to the Property; (c) Borrower can demonstrate that all work for the expansion Improvements has been completed by providing evidence such as an Affidavit of Completion, a completion survey, an updated title insurance policy, and any other documentation that Bank may reasonably require; (d) a re-appraisal of the Property after the expansion Improvements to the Property indicates a value of the Property so that the principal amount of the Note is over 65% of the re-appraised value of the Property; (e) Borrower's Debt Service Coverage Ratio (hereafter defined) is not less than 1.50 to 1.00, as of each Calendar Quarter End Date for which Borrower requests a Subsequent Advance, with respect to the trailing six (6) month period based on a twenty-five (25) year amortization of the amount of Advances then made plus $160,000, and (f) within forty-five (45) days after the date of the closing of the Loan, Borrower has delivered to Bank a Subordination, Non-Disturbance and Attornment Agreement ("SNDA") in a form acceptable to Bank with respect to the existing tenant under that certain Site Agreement for Land, dated to be effective as of December 4, 1996 by and between Lake Houston Storage, LLC, a Texas limited liability company and successor in interest to Cecelia and David Condor, the original "landlord" and APT Houston, Inc., a Delaware corporation, as the original "tenant". The SNDA must be signed by the Borrower and the existing tenant and must contain the original signatures of the Borrower and the existing tenant, along with appropriate acknowledgments by a duly qualified notary so that the SNDA can be recorded in the real property records of Harris County, Texas. A "Calendar Quarter End Date" shall mean each March 31, June 30, September 30, and December 31. Notwithstanding the foregoing, in no event will the total amount of Advances exceed the Approved Budget.

3. **Representations**. To induce Bank to make the Loan, Borrower does hereby represent, warrant and covenant to Bank that:

(a) Borrower is a duly organized and validly existing limited liability company under the laws of the State of Texas;

(b) Borrower has full power and authority to enter into and perform its obligations under the Loan Documents, including the making of the borrowings contemplated hereby, and the Loan Documents, when executed, will have been, and shall continue to be as long as the Loan is outstanding, duly executed and delivered by Borrower, and will constitute the valid and binding agreements of, and will be

enforceable against, Borrower in accordance with their terms, except as limited by bankruptcy, insolvency and other laws of the State of Texas;

(c) There are no actions, suits or proceedings, at law or in equity, or by or before any governmental instrumentality or other agency, now pending, or, to the best knowledge of Borrower, threatened, against Borrower or any of Borrower's properties or rights, or involving the validity or enforceability of the Loan Documents or the priority of the liens or security interests thereof, which, if adversely determined, would materially impair the right or ability of Borrower to carry on its business as now conducted, adversely affect the financial condition of Borrower or adversely affect Borrower's ability to repay the Loan in accordance with its terms;

(d) Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or governmental authority applicable to it;

(e) Neither the execution of the Loan Documents nor the consummation of the transactions contemplated thereby will (i) constitute a breach of, or a default under, any mortgage, deed of trust, lease, bank loan or other credit agreement, contract, instrument or agreement to which Borrower is a party or by which Borrower may be bound or affected or (ii) violate or contravene any provision of any instrument creating or governing the business operations of Borrower;

(f) There has not been any receiver appointed for Borrower or any assets of Borrower; there has been no assignment for the benefit of the creditors of Borrower; and there have been no voluntary or involuntary bankruptcy proceedings involving Borrower as the debtor;

(g) There exist no liens or judgments outstanding against Borrower, except as disclosed on Borrower's financial statements previously submitted to Bank;

(h) To the best of Borrower's knowledge, no Event of Default (as defined in Paragraph 6 below) has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would constitute an Event of Default;

(i) No funds for the purchase or operation of the Property have been or will be derived from sources that are described in 18 U.S.C.A. §§ 1956 and 1957 as funds or property derived from "specified unlawful activity;"

(j) Neither Borrower nor Guarantor (i) is a Prohibited Person, or (ii) has violated any Anti-Terrorism Laws. No Prohibited Person holds or owns any interest in Borrower or Guarantor, as applicable, and none of the funds of Borrower or Guarantor have been derived from any activity in violation of Anti-Terrorism Laws;

(k) Neither Borrower nor Guarantor is a "foreign person" within the meaning of § 1445(f)(3) of the Tax Code;

(l) All financial statements which are provided to Bank pursuant to this Loan Agreement shall be signed by the presenting Person or an Authorized Representative of the presenting Person. Each such signature constitutes the presenter's certification that the subject financial statement (i) does not contain any material misstatement of fact or the omission of any material fact necessary to make such financial statement not misleading, and (ii) presents fairly in all material respects the financial condition and results of operation of the subject of such financial statement; and

(m) Neither Borrower nor any principal of Borrower or Guarantor has been convicted of a felony or pled nolo contender to a felony charge under state or federal law prior to the effective date of this Loan Agreement. For purposes of this subparagraph, the term "principal" means: (a) with respect to a sole proprietorship, the proprietor; (b) with respect to a partnership, each managing partner and each partner who is a natural person and holds a twenty percent (20.00%) or more ownership interest in the partnership; and (c) with respect to a corporation, limited liability company, association or development company, each director, each of the three (3) most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of twenty percent (20.00%) or more of the ownership stock or stock equivalent of the entity.

4. **Financial Statements**. Borrower agrees that so long as any portion of the Loan is outstanding, Borrower (and Guarantor where indicated) shall deliver to Bank:

(a) As soon as possible and in any event within ninety (90) days after the last day of each calendar year of Borrower, beginning with the calendar year that ends December 31, 2015, internally prepared financial statements showing the financial position and results of operations of Borrower as of, and for the year ended on, such last day, in conformity with the Accounting Method. As soon as possible and in any event within forty-five (45) days after the last day of each calendar quarter of Borrower, beginning with the calendar quarter that ends March 31, 2016, internally prepared financial statements showing the financial position and results of operations of Borrower in conformity with the Accounting Method. Each such financial statement for Borrower shall contain at least a balance sheet and income statement plus related statements of cash flow, retained earnings, and contingent liabilities; In addition, Borrower shall provide to Bank a true, correct, and complete copy of the federal income tax return for Borrower and a true and correct copy of each amended tax return within thirty (30) days after the filing of each such tax return;

(b) As soon as possible and in any event within ninety (90) days after the last day of each calendar year, beginning with the calendar year that ends December 31, 2015, internally prepared financial statements showing the financial position of Guarantor as of and for the most recent calendar year. As soon as possible and in any event within forty-five (45) days after the last day of each calendar quarter of Guarantor, beginning with the calendar quarter that ends March 31, 2016, internally prepared financial statements showing the financial position and results of operations of Guarantor in conformity with the Accounting Method. Each such financial statement shall contain at least a balance sheet of Guarantor plus related statements of cash flow and contingent

liabilities; In addition, Guarantor shall provide to Bank a true, correct, and complete copy of the federal income tax return for Guarantor and a true and correct copy of each amended tax return within thirty (30) days after the filing of each such tax return;

(c) Within ninety (90) days after the last day of each calendar year beginning with the calendar year that ends December 31, 2015, Borrower will provide to Bank a rent roll of the Property. The rent roll shall contain the name and address of all tenants then occupying portions of the Property under valid and subsisting lease agreements (except tenants who are leasing on month to month or shorter period of time basis), and with respect to each lease covered by the rent roll, a copy of each lease (which has not been submitted previously to Bank), the rentals payable, reimbursement rates, square footage of leased premises, amount of security deposit, lease commencement date, lease expiration date, renewal options, date through which rent is paid and the nature and extent of any defaults by any tenant, the submission of which shall constitute Borrower's certification that said rent roll is accurate in all material respects; and

(d) Such other and additional information as Bank may reasonably require.

5. **Affirmative and Negative Covenants**. So long as any portion of the Loan is outstanding, Borrower shall, in addition to all other covenants and agreements contained in this Loan Agreement and the other Loan Documents:

(a) Promptly pay when due any and all taxes, assessments, and governmental charges upon Borrower or upon the Property;

(b) Subject to Borrower's right to contest such, promptly pay when due all lawful claims, whether for labor, material or otherwise, which might or could, if unpaid, become a lien or charge on any of Borrower's property or assets including, without limitation, all or any part of the Property;

(c) Keep adequate records, in accordance with good accounting practices, of all of Borrower's transactions, so from time to time, Borrower's true and complete financial condition may be readily determined and, upon reasonable advance request, make such records available for Bank's inspection and copying during all normal business hours;

(d) Maintain Borrower's existence and properly comply with all laws, statutes, ordinances, and governmental regulations applicable to such entities or any of their properties, business operations and/or transactions;

(e) Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates, provided that, in any event, Borrower will maintain workmen's compensation insurance, property insurance, and commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence. Bank acknowledges that it has reviewed and approved Borrower's current insurance coverage;

(f) To induce Bank to establish the interest rates provided for in the Note and if and to the extent permitted by applicable laws, Borrower will use and maintain Bank as a depository bank;

(g) Take all necessary actions to ensure that Bank's liens and security interests created by the Loan Documents remain perfected liens and security interests, as applicable and in such priority as Bank may reasonably require;

(h) Promptly pay all reasonable and bona fide costs, fees and expenses paid or incurred by Bank in connection with the Loan Documents (including, without limitation, reasonable attorneys' fees and expenses in connection with the negotiation, preparation, and execution hereof and of any other Loan Document and any amendment hereto or thereto, any release hereof, any consent, approval, or waiver hereunder or under any other Loan Document, and any suit to which Bank is a party involving the Loan Documents or the Property) or incident to the enforcement of the Indebtedness or the exercise of any right or remedy of Bank under any Loan Document);

(i) Maintain and keep in good condition the Property and maintain the Property in accordance with all applicable laws, rules, regulations and agreements;

(j) Comply with all terms of Borrower's organizational documents as the same may have been or may hereafter be amended or modified from time to time with Bank's prior written consent which consent shall not be unreasonably withheld, conditioned, or delayed;

(k) Inform Bank of any litigation or any claim or controversy which might become the subject of litigation against Borrower or affecting Borrower's property if such litigation or potential litigation is likely to, in the event of an unfavorable outcome, have a material adverse effect on Borrower's financial condition, or is likely to cause an Event of Default; and

(l) Maintain, as of the last day of each calendar quarter, beginning December 31, 2017, and continuing as of each Calendar Quarter End Date thereafter until the Maturity Date as set forth in the Note, a Debt Service Coverage Ratio (defined below) of not less than 1.25 to 1.00 with respect to the twelve (12) month period preceding each of the Calendar Quarter End Dates upon which the Debt Service Ratio is tested, as determined from the financial statements furnished by Borrower to Bank.

For purposes of the preceding covenant the following terms have the indicated meanings:

"Debt Service Coverage Ratio" means the ratio of the Property's Net Operating Income to the Debt Service.

"Net Operating Income" means actual recurring rental income (including accruals of tenant obligations for taxes and insurance premiums, net of concessions) and reimbursement/miscellaneous income (excluding security deposits, forfeitures and other non-recurring income) generated by the Property, less actual operating expenses

(including accruals for tax and insurance and a minimum 3% management fee) for the Property.

"Debt Service" means the principal and interest payments scheduled for payment under the Note.

(m) Not dissolve or merge with any other entity unless Borrower is the surviving entity;

(n) Not transfer or encumber any of the ownership interests in Borrower without Bank's prior written consent;

(o) Not allow any judgment for the payment of money in excess of $50,000.00 rendered against Borrower to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed;

(p) Not create or permit to exist any liens or encumbrances on the Property or any part thereof without Bank's prior written consent;

(q) Not directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, in-kind, or obligations) on accounts of its equity interests, or redeem, purchase, retire, call or otherwise acquire any of its equity interests, or permit any of its subsidiaries to purchase or otherwise acquire any equity interest of Borrower or another subsidiary of Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing;

(r) Not directly or indirectly create, incur, assume, or permit to exist any indebtedness (including guaranties), secured or unsecured, absolute or contingent, except for the following: (i) indebtedness to Bank, (ii) trade payables, taxes, and current liabilities incurred in the ordinary course of business, and (iii) such additional indebtedness as approved by Bank in writing; and

(s) Upon request by Bank, pay any principal amount of the Note required to reduce the principal amount of the Note to 75% or less of the value of the Property, as determined in Bank's reasonable discretion.

(t) If Borrower or any of its subsidiaries maintain(s) or establish(es) a pension plan subject to ERISA, (a) comply in all material respects with all requirement imposed by ERISA, as amended, including, but not limited to, the minimum funding requirements; (b) promptly notify Bank on the occurrence of a "reportable event" or "prohibited transaction" within the meaning of ERISA, or upon instituting proceedings to terminate any pension plan, together with a cop of any proposed notice of that event that may be required to be filed; and (c) furnish toe Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each pension plan covered by ERISA, and filed with the Internal Revenue Service by Borrower not later than thirty (30) days after the report has been filed.

(u) Comply, and shall cause all contractors to comply, with all Environmental Laws (as defined in the Deed of Trust).

(v) Pay a maintenance reserve equal to $5,870.00 at closing of the Loan and maintain a monthly maintenance reserve equal to $302.87.

6. **Events of Default**. The occurrence of any of the following shall constitute an Event of Default (herein so called) under this Loan Agreement and an Event of Default (as therein defined) under the Loan Documents immediately entitling Bank to exercise any and all rights and remedies for default specified in the Loan Documents and at law or in equity, subject to applicable notice as herein provided or in the Loan Documents:

(a) The existence of an Event of Default under any of the Loan Documents (as "Event of Default" is defined in such documents);

(b) Any statement, representation, or warranty heretofore or hereafter made by Borrower or any Obligated Party in the Loan Documents or in any writing, or any statement or representation made in any certificate, report, or opinion (by or on behalf of Borrower) delivered to Bank pursuant to the Loan Documents, is false, calculated to mislead, misleading, or erroneous in any material respect at the time made;

(c) The failure or refusal of Borrower or any Obligated Party to properly perform, observe, and comply with any covenant or agreement contained in any of the Loan Documents (other than covenants to pay the indebtedness evidenced by the Note), and such failure or refusal continues for a period of twenty (20) days after Bank has given Borrower written notice thereof; provided, however, an Event of Default shall not be deemed to have occurred if such default is of a nature that it cannot be reasonably cured during such twenty (20) day period and (i) Borrower has commenced reasonable efforts to cure such default within such twenty (20) day period, and (ii) diligently pursues such cure efforts to completion, which shall occur within sixty (60) days from the original notification; and further however, Bank shall only be required to give three (3) such notices within any twelve (12) month period prior to such failure constituting an Event of Default;

(d) Borrower or any Obligated Party shall (i) execute an assignment for the benefit of creditors, or (ii) become or be adjudicated as bankrupt or insolvent, or (iii) admit in writing its inability to pay its debts generally as they become due, or (iv) apply for or consent to the appointment of a conservator, receiver, trustee, or liquidator of it or all or a substantial part of its assets, or (v) file a voluntary petition seeking reorganization or an arrangement with creditors or to take advantage or seek any other relief under any Debtor Relief Law now or hereafter existing, or (vi) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, debtor's relief, or other insolvency proceedings, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the rights or powers of Bank granted in any of the Loan Documents;

(e) Borrower or any Obligated Party shall involuntarily (i) have an order, judgment, or decree entered against it by any governmental entity pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the rights granted to Bank in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within sixty (60) days after the entry thereof, or (ii) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Bank in any of the Loan Documents, and such petition is not discharged within sixty (60) days after the filing thereof;

(f) The failure to have discharged or stayed within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceedings against any of the material assets of Borrower;

(g) Borrower shall default in the due and punctual payment of the principal of or the interest on any debt having an aggregate unpaid principal balance outstanding (whether or not then due and payable) of $50,000.00 or more, secured or unsecured, or in the due performance or observance of any covenant or condition of any indenture or other agreement executed in connection therewith, and such default shall have continued beyond any period of grace or cure provided with respect thereto;

(h) The dissolution of Borrower or Guarantor for any reason whatsoever;

(i) A default or event of default shall occur and be continuing after the expiration of any applicable grace, notice, and cure periods under any other written agreement (which is not a Loan Document) between Bank and Borrower;

(j) Borrower fails to perform or comply with any covenant, agreement or other obligation to be performed, observed or complied with by Borrower for the benefit of a person or entity other than Bank, subject to any grace and/or cure periods provided therein, which failure could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or assets of Borrower, the ability of Borrower to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document; or

(k) Borrower or Guarantor shall be the subject of a criminal investigation, and Bank determines, in its sole discretion, that such criminal investigation, the cost of defense and the allegations contained therein may significantly impair the ability of Borrower or Guarantor to pay the Indebtedness.

7. **Remedies**. If any Event of Default shall occur and be continuing, Bank may without notice declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. If any Event of Default shall occur and be continuing, Bank may exercise

all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise. No action by Bank, taken pursuant to this Loan Agreement, shall be deemed to be an election to retain personal property under the Uniform Commercial Code. Any receipt of consideration received by Bank pursuant to this Loan Agreement shall be immediately credited against the Indebtedness (in the inverse order of maturity) and the value of said consideration shall be treated like any other payment against the Indebtedness.

8. **Assignment of Construction Contracts and Plans.** As additional security for the payment of the Loan, Borrower hereby transfers and assigns to Bank all of Borrower's rights and interest, but not its obligations, in, under and to each contract and agreement made by Borrower for construction of the expansion improvements to the Property (a "Construction Contract") and to all working drawings and specifications for the construction of the expansion improvements to the Property, as prepared by an architect or otherwise (a "Plan" or "Plans"), upon the following terms and conditions:

(a) Borrower represents and warrants that the copy of each Construction Contract and Plans it will furnish to Bank is a true and complete copy thereof, including all amendments thereto, if any, and that Borrower's interest therein is not subject to any claim, setoff or encumbrance.

(b) Neither this assignment nor any action by Bank shall constitute an assumption by Bank of any obligations under any Construction Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its obligations under each Construction Contract. Borrower agrees to indemnify and hold Bank harmless against and from any loss, cost, liability or expense (including but not limited to, reasonable attorneys' fees) resulting from any failure of Borrower to so perform.

(c) Bank shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Bank may at any time determine to be reasonably necessary or advisable to cure any default under any Construction Contract, to use the Plans, or to protect the rights of Borrower or Bank thereunder. Bank shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and Borrower agrees to indemnify and hold Bank harmless against and from any loss, cost, liability or expense (including but not limited to reasonable attorneys' fees) incurred in connection with any such action.

(d) Prior to the occurrence of a Default, Borrower shall have the right to exercise its rights as owner under each Construction Contract, provided that Borrower shall not cancel or amend any Construction Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of Bank.

(e) This assignment shall inure to the benefit of Bank and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Property and any corporation formed by or on behalf of Bank which assumes Bank's rights and obligations under this Loan Agreement.

9. **Disclosures**. If at any time Borrower shall become aware of the existence or occurrence of any financial or economic conditions or natural disasters which might constitute a Material Adverse Event, Borrower shall promptly notify Bank of the existence or

occurrence thereof and of Borrower's opinion as to what effect such event may have on the Property or Borrower. Borrower shall also give prompt notice to Bank of (a) the death of any principal or key employee of Borrower,(b) any material litigation or dispute, threatened or pending against or affecting Borrower, the Property or any Guarantor, (c) any Event of Default, and (d) any default by Borrower or any acceleration of any indebtedness (in excess of $50,000.00) owed by Borrower under any contract to which Borrower is a party. If at any time Borrower obtains knowledge that Borrower or Guarantor is, or becomes, a Prohibited Person or are indicted, arraigned or custodially detained on charges or allegations involving or relating to any Anti-Terrorism Laws, Borrower shall immediately notify Bank in writing of same.

10. **Further Assurances**. Borrower will, on reasonable request of Bank, promptly (a) correct any defect, error or omission which may be discovered in the contents of this Loan Agreement or in any other Loan Document now or hereafter executed in connection herewith or in the execution or acknowledgment thereof; (b) execute, acknowledge, deliver and record or file such further instruments (including, without limitation, further deeds of trust, security agreements, financing statements, continuation statements and assignments of rents and leases) and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Loan Agreement and such other Loan Documents and to subject to the liens and security interests hereof and thereof any property intended by the terms hereof and thereof to be covered hereby and thereby including, without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Collateral; (c) execute, acknowledge, deliver, procure and record or file any document or instrument (including, without limitation, any financing statement) deemed advisable by Bank, in its reasonable judgment, to protect the lien or the security interest securing the indebtedness and obligations of Borrower under the Loan Documents against the rights or interests of third persons; and (d) provide such certificates, documents, reports, information, affidavits, appraisals, credit reports and other instruments and do such further acts as may be reasonably necessary, desirable or proper in the reasonable determination of Bank to assure Borrower's performance under the Loan Documents and Borrower will pay all reasonable costs connected with any of the foregoing.

11. **Expenses**. Borrower shall reimburse Bank, upon demand, for all reasonable expenses of Bank, including but not limited to, the reasonable fees and expenses of counsel to Bank incurred in connection with the preparation, execution and delivery of the Loan Documents.

12. **Usury**. All agreements between Borrower and Bank, whether now existing or hereafter arising, whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the Loan, or otherwise, shall the amount paid, or agreed to be paid, to Bank for the use, forbearance and detention of the money to be loaned hereunder or otherwise, for the payment and performance of any covenant or obligation contained herein, or in the Note, or any other Loan Document, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever, fulfillment of any provision hereof or the Note or any other Loan Document, at the time of performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any circumstance Bank shall ever receive interest or otherwise an amount which would exceed the maximum rate of interest permitted by applicable law, the

amount, if any, which would exceed the maximum rate of interest permitted by applicable law shall be applied to the reduction of the principal amount owing on account of the Loan or on account of any other principal indebtedness of Borrower to Bank and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, the amount of such excessive interest that exceeds the unpaid balance of principal hereof and such other indebtedness shall be refunded to Borrower. All sums paid or agreed to be paid to Bank for the use, forbearance or detention of the indebtedness of Borrower to Bank shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

13. **INDEMNIFICATION OF BANK**. BORROWER HEREBY EXPRESSLY ACKNOWLEDGES AND RECOGNIZES BORROWER'S RESPONSIBILITY FOR AND AGREES TO INDEMNIFY AND HOLD BANK AND BANK'S SUCCESSORS AND ASSIGNS ABSOLUTELY HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES, LIABILITIES, LOSS, DAMAGE OR OBLIGATIONS INCURRED BY OR IMPOSED UPON OR ALLEGED TO BE DUE OF BANK OR BANK'S SUCCESSORS AND ASSIGNS IN CONNECTION WITH THE ASSERTION OF (A) ANY CLAIM FOR BROKERAGE, AGENCY OR FINDER'S FEES OR COMMISSIONS ARISING UNDER BORROWER IN CONNECTION WITH THE LOAN, OR THE PROPERTY; OR (B) ANY CLAIM FOR ATTORNEYS', APPRAISAL, TITLE INSURANCE, INSPECTION OR OTHER FEES, COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE NEGOTIATION, CLOSING, ADMINISTRATION, COLLECTION OR REFINANCING OF THE LOAN WHICH ARISE BY, THROUGH OR ON BEHALF OF BORROWER OR ANY GUARANTOR OR ANY AGENT OR REPRESENTATIVE OF ANY OF THEM; OR (C) ANY CLAIM ARISING OUT OF OR OCCURRING BECAUSE OF OR RELATED TO ANY EVENT OF DEFAULT HEREUNDER. WITHOUT LIMITING THE REMEDIES AVAILABLE TO BANK WITH RESPECT TO THE ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS AS STATED HEREIN OR AS STATED IN ANY OF THE LOAN DOCUMENTS, IN THE EVENT ANY CLAIM OR DEMAND IS MADE OR ANY OTHER FACT COMES TO THE ATTENTION OF BANK IN CONNECTION WITH, RELATING OR PERTAINING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS LOAN AGREEMENT WHICH BANK REASONABLY BELIEVES MIGHT INVOLVE OR LEAD TO SOME LIABILITY OF BANK, BORROWER SHALL, IMMEDIATELY UPON RECEIPT OF WRITTEN NOTIFICATION OF ANY SUCH CLAIM OR DEMAND, ASSUME IN FULL THE PERSONAL RESPONSIBILITY FOR AND, TO THE EXTENT REQUESTED BY BANK, THE DEFENSE OF ANY SUCH CLAIM OR DEMAND AND PAY IN CONNECTION THEREWITH ANY LOSS, DAMAGE, DEFICIENCY, LIABILITY OR OBLIGATION, INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND COURT COSTS INCURRED IN CONNECTION THEREWITH. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER SHALL ASSUME, TO THE EXTENT REQUESTED BY BANK, THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND SHALL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. BANK MAY, IN ITS SOLE AND UNCONTROLLED DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING, AND BORROWER SHALL IMMEDIATELY REPAY TO

BANK IN CASH THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE SPECIFIED IN THE NOTE TO BE APPLICABLE TO PAST-DUE PRINCIPAL. BANK SHALL HAVE THE RIGHT TO JOIN BORROWER AS A PARTY DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST BANK, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER A PARTY DEFENDANT TO ANY SUCH ACTION. THE INDEMNITIES PROVIDED IN THIS PARAGRAPH 12 DO NOT EXTEND TO BANK'S (OR ANY OF ITS AFFILIATES') GROSS NEGLIGENCE OR MISCONDUCT.

14. **Limitation of Liability**. Neither Bank nor any affiliate, officer, director, employee, attorney, or agent of Bank shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Loan Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Bank or any of Bank's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Loan Agreement or any of the other Loan Documents.

15. **Performance by Bank**. Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents after any applicable notice and cure period has been observed and passed, Bank may, at its option, perform or attempt to perform, such covenant, duty, or agreement on behalf of Borrower. In such event, or if Bank expends any sum pursuant to the exercise of any right provided herein, Borrower shall, at the request of Bank, promptly pay to Bank any amount expended by Bank in such performance or attempted performance, together with interest thereon at the maximum lawful rate from the date of such expenditure by Bank until paid. Notwithstanding the foregoing, it is expressly understood that Bank does not assume any liability or responsibility for the performance of any duties of Borrower hereunder or in connection with all or any part of the collateral for the Loan.

16. **Bank Not In Control**. None of the covenants or other provisions contained in this Loan Agreement shall, or shall be deemed to, give Bank the right to exercise control over the affairs and/or management of Borrower, the power of Bank being limited to the right to exercise the remedies provided in this Loan Agreement.

17. **Relationship of Borrower and Bank**. Notwithstanding any prior business or personal relationship between Borrower and Bank or any officer, director or employee of Bank, the relationship between Borrower and Bank is solely that of debtor and creditor. Bank has no fiduciary or other special relationship with Borrower. Borrower and Bank are not partners or joint venturers and nothing contained in the Loan Documents shall be construed to suggest that the relationship between Borrower and Bank is other than that of debtor and creditor.

18. **Experience; No Reliance on Bank**. Borrower is experienced in the ownership and operation of real property similar to the Property. Borrower and Bank are relying upon

Borrower's expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Bank's expertise or business acumen regarding the Property. In its transactions with Bank, Borrower and its principals have been represented by (or have had the opportunity to be represented by) legal counsel independent of Bank and independent of counsel for Bank.

19. **Waivers**. The acceptance of Bank at any time and from time to time of part payment on the Loan shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No waiver by Bank of any of its rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent right of Bank. No delay or omission by Bank in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Documents or otherwise.

20. **Cumulative Rights**. All rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other rights granted to Bank at law or in equity, whether or not the Loan be due and payable and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

21. **Notices**. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, or delivered, to the address, facsimile number to the address specified for notices on the signature page below or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b) (i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, three Business Days after deposit in the mail, postage prepaid; and (iii) if delivered by facsimile when sent and receipt has been confirmed by telephone. Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

22. **Survival**. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Loan and other indebtedness owing by Borrower under the Loan Documents remain and, except as otherwise indicated, shall not be affected by any investigation made by any party.

23. **Bank's Consent or Approval**. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Bank is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Bank, and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Bank. Each provision for consent, approval, inspection, review, or verification by Bank is for Bank's own purposes and benefit only.

24. **No Assignment**. This Loan Agreement is not assignable by Borrower without the prior written consent of Bank, and any attempt at assignment without such consent shall be null and void and shall be of no force and effect. This Loan Agreement shall be binding upon, and shall inure to the benefit of, the heirs, legal representatives, personal representatives, successors and assigns of the parties hereto.

25. **Amendment**. This Loan Agreement may not be amended, modified or changed orally, but only may be amended, modified or changed by an instrument executed in writing by the parties hereto.

26. **Severability**. Any clause, sentence, paragraph, section or provision of this Loan Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Loan Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Loan Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained herein.

27. **Multiple Originals**. This Loan Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

28. **Approved Purposes**. Notwithstanding anything to the contrary contained in the Loan Documents or in this Loan Agreement, all sums advanced by Bank on the Loan shall be used only for costs and expenses previously approved by Bank as herein provided.

29. **Agreement Controls**. The provisions of this Loan Agreement shall control over any inconsistent provisions in any of the other Loan Documents.

30. **Sale of Note and Other Loan Documents**. Bank may, from time to time and without notice to Borrower, sell or offer to sell the Loan, or interests therein, to one or more assignees or participants and Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Loan, and/or the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan), to (a) any assignee or participant or any prospective assignee or prospective participant, and (b) any regulatory body having jurisdiction over Bank or the Loan.

31. **Time of Essence**. Time is of the essence in this Loan Agreement.

32. **Other Collateral**. Collateral securing other loans with Bank may also secure the Loan. To the extent collateral previously has been given to Bank by any person that may secure the Loan, whether directly or indirectly, it is specifically agreed that, to the extent prohibited by law, all such collateral consisting of household goods will not secure the Loan. In addition, if any collateral requires the giving of a right of rescission under the Truth in Lending Act for the Loan, such collateral also will not secure the Loan unless and until all required notices of that right have been given.

33. **Attorney-In-Fact**. If any Event of Default has occurred and is continuing, Borrower hereby appoints Bank its agent and attorney in fact for the purpose of carrying out the provisions of the Loan Documents and taking any action and executing any instrument which Bank may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Bank shall have the right to receive, collect and endorse all checks made payable to Borrower or its order representing any payment on account of any of the Collateral and to give full discharge therefor.

34. **USA PATRIOT ACT NOTIFICATION**. Bank hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Bank to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its subsidiaries to comply, with the applicable laws.

35. **WAIVER OF JURY TRIAL**. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, GUARANTOR, AND BANK HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

36. **CONTROLLING LAW**. THIS LOAN AGREEMENT HAS BEEN EXECUTED UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT AS SUCH LAWS ARE PREEMPTED BY APPLICABLE FEDERAL LAWS.

37. **VENUE**. ALL OBLIGATIONS CONTAINED HEREIN OR ARISING UNDER THE LOAN DOCUMENTS ARE EXPRESSLY PERFORMABLE IN TARRANT COUNTY, TEXAS. VENUE OF ANY LITIGATION INVOLVING THE LOAN DOCUMENTS SHALL BE MAINTAINED IN TARRANT COUNTY, TEXAS TO THE EXCLUSION OF ALL OTHER VENUES.

Provided the foregoing meets with your approval with regard to the Loan, please execute a copy of this Loan Agreement and return same to Bank. The original copy is to be retained for your files.

THIS WRITTEN LOAN AGREEMENT AND ANY WRITTEN DOCUMENTS ATTACHED HERETO AND/OR EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Sincerely,

BANK:

TEXAS EXCHANGE BANK

By: ______________________
Casey Sullivan, President

Address for Notices:
301 Commerce Street
Suite 2901
Fort Worth, TX 76102
Attention: Lacy Bond

Acknowledged and agreed effective October 30, 2015.

BORROWER:

STACK-IT STORAGE I, LLC,
a Texas limited liability company

By: Stack-It Storage, Inc.,
its Sole Member

By: D. Hughes Watler Jr.
D. Hughes Watler,
Vice President and CFO

Address for Notices:

11011 Richmond Avenue, Ste. 525
Houston, TX 77042
Attention: D. Hughes Watler, Jr.

GUARANTOR:

STACK-IT STORAGE, INC.,
a Delaware corporation

By: D. Hughes Watler Jr.
D. Hughes Watler,
Vice President and CFO

Address for Notices:

11011 Richmond Avenue, Ste. 525
Houston, TX 77042
Attention: D. Hughes Watler, Jr.

EXHIBIT "A"
PROPERTY DESCRIPTION

Lots Forty-Eight (48), Forty-Nine (49), Fifty-One (51), Fifty-Two (52), Fifty-Three (53), Fifty-Four (54), in Block Two (2) of FOREST MANOR, SECTION (1), a subdivision in Harris County, Texas, according to the map or plat thereof recorded in Volume 184, Page 89, of the Map records of Harris County, Texas.

EXHIBIT "B"

APPROVED BUDGET